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                               CONSENT OF COUNSEL


                           AIM COUNSELOR SERIES TRUST


                  We hereby consent to the use of our name and to the reference to our firm under the caption "Investment Advisory and Other Services -- Other Service Providers -- Counsel to the Trust" in the Statement of Additional Information for the AIM Floating Rate Fund, a series portfolio of AIM Counselor Series Trust (the "Trust"), which is included in Post-Effective Amendment No. 22 to the Registration Statement under the Securities Act of 1933, as amended (No. 333-36074), and Amendment No. 23 to the Registration Statement under the Investment Company Act of 1940, as amended (No. 811-09913), on Form N-1A of the Trust.


                                 /s/ Ballard Spahr Andrews & Ingersoll, LLP
                                     ------------------------------------------
                                     Ballard Spahr Andrews & Ingersoll, LLP


Philadelphia, Pennsylvania
February 17, 2006